Exhibit 4.3

INGERSOLL-RAND LUXEMBOURG FINANCE S.A., as COMPANY,
INGERSOLL-RAND PLC,
INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED,
INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.À R.L.,
INGERSOLL-RAND IRISH HOLDINGS UNLIMITED COMPANY, and
INGERSOLL-RAND COMPANY,
as GUARANTORS
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION, as TRUSTEE

_______________________

FIFTH SUPPLEMENTAL INDENTURE

Dated as of March 21, 2019

________________________

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of March 21, 2019, is among INGERSOLL-RAND LUXEMBOURG FINANCE S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 189791 (the “Company”), INGERSOLL-RAND PLC, a public limited company duly organized and existing under the laws of Ireland (“IR Parent”), INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, a corporation incorporated in Delaware (“IR Global”), INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the RCS under number B 182971 (“Lux International”), INGERSOLL-RAND IRISH HOLDINGS UNLIMITED COMPANY, an Irish private unlimited company (“Irish Holdings”), and INGERSOLL-RAND COMPANY, a corporation incorporated in New Jersey (“IR Company” and, together with IR Parent, IR Global, Lux International, Irish Holdings and IR Company, the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, acting as Trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH:
WHEREAS, the Company has duly authorized the execution and delivery of an Indenture dated as of February 21, 2018, among the Company, the Guarantors and the Trustee (the “Indenture”), to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (collectively, the “Securities” and each, a “Security”);
WHEREAS, each Guarantor has duly authorized the execution and delivery of the Indenture to provide for Guarantees of the Securities provided for therein, as endorsed on each Security and authenticated and delivered pursuant to the Indenture (collectively, the “Guarantees” and each, a “Guarantee”);
WHEREAS, Section 901 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series, as permitted under Sections 201 and 301 of the Indenture, and the form and terms of the Guarantees, as permitted under Sections 201 and 206 of the Indenture;
WHEREAS, the Company has determined to issue a series of Securities entitled the “3.800% Senior Notes due 2029,” (the “Senior Notes”), with such series guaranteed by the Guarantors pursuant to the Indenture;
WHEREAS, the Company and the Guarantors have each duly authorized the execution and delivery of this Fifth Supplemental Indenture in order to provide for certain supplements to the Indenture which shall only be applicable to the Senior Notes and the related Guarantees;

WHEREAS, all acts and things necessary to make this Fifth Supplemental Indenture a valid and binding agreement of each of the Company and the Guarantors according to its terms have been done and performed;
WHEREAS, all acts and things necessary to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Indenture and this Fifth Supplemental Indenture, the valid and binding obligations of the Company have been done and performed; and
WHEREAS, all acts and things necessary to make the related Guarantees, when executed by the Guarantors and authenticated and delivered by the Trustee as provided in the Indenture and this Fifth Supplemental Indenture, the valid and binding obligations of the Guarantors have been done and performed;
NOW, THEREFORE, in consideration of the premises, of the purchase and acceptance of the Senior Notes by the Holders thereof, and of the sum of one dollar duly paid to it by the Trustee at the execution and delivery of these presents, the receipt whereof is hereby acknowledged, each of the Company and the Guarantors covenants and agrees with the Trustee to supplement the Indenture, only for purposes of the Senior Notes and the related Guarantees, as follows:
ARTICLE ONE
DEFINITIONS
Section 101.    Definitions. For all purposes of this Fifth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Fifth Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

ARTICLE TWO
TERMS AND CONDITIONS OF THE SENIOR NOTES AND THE RELATED GUARANTEES
Section 201.    Designation, Principal Amount and Terms. There is hereby authorized and established, pursuant to Section 301 of the Indenture, a series of Securities designated as the “3.800% Senior Notes due 2029,” with such series guaranteed by the Guarantors pursuant to the Indenture.
(a)    The 3.800% Senior Notes due 2029 and the related Guarantees shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture and this Fifth Supplemental Indenture (including the form of Security set forth in Exhibit A-1 hereto and the form of Guarantee set forth in Exhibit A-2 hereto). Subject to Section 203 hereof, the aggregate principal amount of the 3.800% Senior Notes due 2029 which may initially be authenticated and delivered under this Fifth Supplemental Indenture shall not, except as permitted by the provisions of the Indenture, exceed $750,000,000.
Section 202.    Optional Redemption. The Company may, at its option, elect to redeem any or all of the outstanding Senior Notes, in whole or in part, at any time and from time to time prior to December 21, 2028, upon not less than 30 nor more than 60 days’ prior written notice delivered electronically or mailed by first-class mail to the registered address of each Holder of the Senior Notes or otherwise in accordance with the procedures of the U.S. Depositary, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed, or (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed that would be due if such series of notes matured on the Par Call Date (as defined below) (except that if the Redemption Date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to the Redemption Date, discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Adjusted Treasury Rate (as defined below) plus 20 basis points, plus, in the case of each of clauses (1) and (2), accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to, but not including, the Redemption Date.
The Company may, at its option, elect to redeem any or all of the outstanding Senior Notes, in whole or in part, at any time and from time to time on or after December 21, 2028, upon not less than 30 nor more than 60 days’ prior written notice delivered electronically or mailed by first-class mail to the registered address of each Holder of the Senior Notes or otherwise in accordance with the procedures of the U.S. Depositary, at a Redemption Price equal to 100% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to, but not including, the Redemption Date.
Unless the Company defaults in payment of the Redemption Price, interest shall cease to accrue on the Senior Notes or portions of the Senior Notes called for redemption on and after the Redemption Date.
“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes (assuming, for the purposes of this definition, that the Senior Notes matured on the Par Call Date of the Senior Notes).
“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of the Reference Treasury Dealer Quotations so received.
“Par Call Date” means December 21, 2028.
“Quotation Agent” means Goldman Sachs & Co. LLC.
“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by the Quotation Agent.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.
Section 203.    Additional Issuances. The Company may, at any time, without the consent of the Holders of the Senior Notes, issue additional Senior Notes of the same series having the same ranking and the same interest rate, maturity and other terms as any of the existing Senior Notes. Any additional Senior Notes having such similar terms, together with the existing Senior Notes, may constitute a single series of Senior Notes under the Indenture and this Fifth Supplemental Indenture; provided, however, if the additional Senior Notes are not fungible with the existing Senior Notes of such series for U.S. federal income tax purposes, such additional Senior Notes shall have a different CUSIP number. No additional Senior Notes may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Senior Notes.
Section 204.    Special Mandatory Redemption. The Company shall redeem the Senior Notes at a Redemption Price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest from the date of initial issuance or the most recent interest payment date, but not including, the Special Mandatory Redemption Date (as defined below) subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) (the “Special Mandatory Redemption Price”) if the acquisition (the “Acquisition”) of Precision Flow Systems by IR Parent is not completed, or IR Parent’s offer is terminated, on or before January 31, 2020.

If the Company is required to redeem the Senior Notes pursuant to this special mandatory redemption, the Company shall cause the notice of redemption to be delivered electronically or mailed by first-class mail to the registered address of each Holder of the Senior Notes or otherwise in accordance with the procedures of the U.S. Depositary, with a copy to the trustee, by the earlier of (1) January 29, 2020, if the Acquisition has not been completed by that date, or (2) five business days after the occurrence of the event that requires the Company to redeem such Senior Notes.
Unless the Company defaults in payment of the Redemption Price, interest shall cease to accrue on the Senior Notes on and after the Special Mandatory Redemption Date.
“Special Mandatory Redemption Date” means the earlier to occur of (i) January 31, 2020, if IR Parent has not completed the proposed Acquisition on or prior to January 31, 2020, or (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of IR Parent’s offer for any reason.
Section 205.    Special Tax Redemption. Any Payor (as defined below) may elect to redeem the outstanding Senior Notes, in whole but not in part, at any time, upon not less than 30 nor more than 60 days’ prior written notice delivered electronically or mailed by first-class mail to the registered address of each Holder of the Senior Notes or otherwise in accordance with the procedures of the U.S. Depositary, at a Redemption Price equal to 100% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date fixed for redemption (a “Tax Redemption Date”), and Additional Amounts (as defined below), if any, then due or becoming due on the Tax Redemption Date in the event (i) such Payor is, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts or indemnification payments (other than in respect of documentary taxes) as a result of (A) a change or amendment in the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or (B) any change or amendment in the application, administration or interpretation of such laws, treaties, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction); which change or amendment, in either case, is announced or becomes effective after the date hereof (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a later date, after such later date) (each of the foregoing in clauses (A) and (B), a “Change in Tax Law”); and (ii) such Payor has determined in its business judgment that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to such Payor. Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which such Payor would, but for such redemption, be obligated to make such payment or withholding or later than 90 days after such Payor is first obligated to make such payment or withholding. Prior to the delivery or mailing of any notice of redemption of the Senior Notes pursuant to the foregoing, such Payor shall deliver to the Trustee (1) a certificate signed by a duly authorized officer stating that such Payor is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of such Payor to so redeem have occurred and (2) an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to in clause (i) in the first sentence of this Section 205 exist, and the Trustee shall accept such certificate and such opinion as sufficient evidence of the satisfaction of the conditions precedent above, which acceptance shall then be conclusive and binding on the Holders of Senior Notes.
Section 206.    Tax Considerations for Holders. Any Payor may request at any time from Holders of Senior Notes who are “United States persons” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-9 (or valid substitute form) and from Holders of Senior Notes who are not “United States persons” within the meaning of Section 7701(a)(30) of the Code to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or valid substitute form). Any such request must be complied with by such Holder or Holders within 30 days’ of the receipt thereof, such request to be made in writing and mailed by first-class mail to the registered address of such Holder or Holders. If a form previously delivered pursuant to this Section 206 expires or becomes obsolete, or if there is a change in circumstances requiring a change in the form previously delivered, the Holder that previously delivered such form shall deliver a new, properly completed and duly executed form on or before the date that the previously delivered form expires or becomes obsolete or promptly after the change in circumstances occurs.
Section 207.    Additional Amounts.
All payments made by the Company or any Guarantor (except IR Global and IR Company) or a successor of the Company or such Guarantor (except IR Global and IR Company) (each a “Payor”) on the Senior Notes in respect of interest, premium (if any) and principal shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)
any jurisdiction from or through which payment on the Senior Notes or the applicable Guarantee is made in respect of interest, premium or principal, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2)
any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (1) and (2), a “Relevant Taxing Jurisdiction”), shall at any time be required from any payments made with respect to the Senior Notes in respect of interest, premium or principal, the Payor shall pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the Senior Notes or the Guarantee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable with respect to:

(1)
any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member, shareholder or other holder of equity interests of, or possessor of power over the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust, partnership, limited liability company, corporation or other entity) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such note or enforcement of rights thereunder or under the Guarantee or the receipt of payments in respect thereof;

(2)
any Taxes that would not have been so imposed if the beneficial owner had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(3)
any note presented for payment (where presentation is permitted or required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the note been presented during such 30 day period);

(4)	any Taxes that are payable otherwise than by withholding or deduction from a payment of the principal of, premium, if any, or interest, on the Senior Notes or under the Guarantee;

(5)	any estate, inheritance, gift, value, use, sale, excise, transfer, personal property or similar tax, assessment or other governmental charge;

(6)	any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant note to another Paying Agent in a member state of the European Union; or

(7)
any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the Code, or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any treaty, law, regulation or other official guidance in any other jurisdiction implementing an intergovernmental approach thereto;

(8)
any withholding or deduction imposed pursuant to the Luxembourg law of 23 December 2005 as amended, introducing a withholding tax on certain interest payments made or ascribed by Luxembourg paying agents to Luxembourg resident individuals; or

(9)	any Taxes imposed or levied by reason of any combination of clauses (1) through (8) above.

Such Additional Amounts shall also not be payable where, had the beneficial owner of the note been the Holder of the note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (9) inclusive above.
The Payor shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and shall provide such certified copies to each Holder. The Payor shall attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Senior Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Senior Notes. Copies of such documentation shall be available for inspection during ordinary business hours at the office of the Trustee by the Holders of the Senior Notes upon request and shall be made available at the offices of the Paying Agent.
At least 30 days prior to each date on which any payment under or with respect to the Senior Notes or the Guarantee is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor shall be obligated to pay Additional Amounts with respect to such payment, the Payor shall deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts shall be payable, the amounts so payable and shall set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters.

If the Payor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to deduct or withhold any amount on account of taxes imposed by such Additional Taxing Jurisdiction from payments under the Senior Notes or the Guarantee, as the case may be, which would not have been required to be so deducted or withheld but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply to such Holders or beneficial owners as if references in such provision to “Taxes” included taxes imposed by way of deduction or withholding by any such Additional Taxing Jurisdiction (or any political subdivision thereof or governmental authority therein).
Wherever in the Indenture, the Senior Notes or the Guarantee there are mentioned, in any context:

(1)	the payment of principal or premium (if any),

(2)	purchase prices in connection with a purchase of Senior Notes,

(3)	interest, or

(4)	any other amount payable on or with respect to the Senior Notes or the Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The Payor shall pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Senior Notes or any other document or instrument referred to therein (other than a transfer of the Senior Notes), or the receipt of any payments with respect to the notes or the guarantee, excluding (i) any such taxes, charges’ or similar levies imposed by Luxembourg in case the notes or the guarantee (and/or any documents in connection therewith) are (a) enclosed to a compulsorily registrable deed (acte obligatoirement enregistrable) or (b) deposited with the official records of a notary (déposé au rang des minutes d’un notaire) and (ii) any such taxes, charges or similar levies imposed by any jurisdiction other than a Relevant Taxing Jurisdiction, other than those resulting from, or required to be paid in connection with, the enforcement of the Senior Notes, the Guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the Senior Notes.
The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or otherwise considered a resident for tax purposes or any political subdivision or governmental authority or agency thereof or therein.

Section 208.    Offer to Redeem Upon Change of Control Triggering Event.
Upon the occurrence of a Change of Control Triggering Event, unless the Company has previously exercised its right to redeem the Senior Notes in full, each Holder of the Senior Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of the Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by electronic delivery or first class mail or otherwise in accordance with the procedures of the U.S. Depositary, a notice to each Holder of the Senior Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:
(i) (a) if delivered or mailed following the date upon which a Change of Control Triggering Event has occurred, that a Change of Control Triggering Event has occurred and that such Holder of the Senior Notes has the right to require the Company to purchase all or a portion of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of the Senior Notes of record on the relevant record date to receive interest on the relevant interest payment date), or (b) if delivered or mailed prior to any Change of Control but after the public announcement of a pending Change of Control, that a Change of Control is pending and, upon the occurrence of a Change of Control Triggering Event, such Holder of the Senior Notes has the right to require the Company to purchase all or a portion of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of the Senior Notes of record on the relevant record date to receive interest on the relevant interest payment date) and that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;
(ii) the circumstances and relevant facts regarding such Change of Control Triggering Event;
(iii) the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is delivered or mailed, other than as may be required by law (the “Change of Control Payment Date”); and
(iv) the instructions determined by the Company, consistent with this Section, that a Holder of the Senior Notes must follow in order to have its Senior Notes purchased.
Holders of the Senior Notes electing to have Senior Notes purchased pursuant to a Change of Control Offer shall be required to surrender their Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Senior Notes completed, to the

Paying Agent at the address specified in the notice, or transfer their Senior Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date. Holders of the Senior Notes shall be entitled to withdraw their election if the Paying Agent receives not later than one Business Day prior to the purchase date a telegram, telex facsimile transmission or letter setting forth the name of the Holder of the Senior Notes and a statement that such Holder is withdrawing its election to have such Senior Notes purchased.
On the Change of Control Payment Date, the Company shall, to the extent lawful:

1.
accept for payment all Senior Notes (or portions of Senior Notes) properly tendered pursuant to the Change of Control Offer; provided that the unpurchased portion of any Senior Note must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof;

2.	deposit with the Paying Agent an amount equal to the aggregate payment in respect of all Senior Notes (or portions of Senior Notes) properly tendered pursuant to the Change of Control Offer; and

3.
deliver or cause to be delivered to the Trustee the Senior Notes properly accepted for purchase, together with an Officer’s Certificate stating the aggregate principal amount of the Senior Notes (or portions of Senior Notes) being purchased.

The Paying Agent shall promptly mail or transfer to each Holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder new Senior Notes equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that each new Senior Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. A Senior Note shall be deemed to have been accepted for purchase at the time the Paying Agent mails or delivers payment therefor to the Surrendering Holder.
The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements in this Section 208 for such an offer made by the Company and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.
The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Senior Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Senior Notes by virtue of such conflict.

Each of the Company and Guarantors shall use reasonable best efforts to ensure that at all times at least two Rating Agencies are providing a rating for the Senior Notes.
For purposes of the Change of Control Offer provisions of the Senior Notes, the following terms shall be applicable:
“Below Investment Grade Rating Event” means, with respect to the Senior Notes, such notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by IR Parent of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period shall be extended if the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Senior Notes below Investment Grade or (y) publicly announces that it is no longer considering the Senior Notes for possible downgrade; provided, that no such extension shall occur if on such 60th day the Senior Notes are rated Investment Grade not subject to review for possible downgrade by any Rating Agency).
“Change of Control” means the occurrence of any one of the following:
1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IR Parent and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than to IR Parent or one of its subsidiaries;
2)the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of IR Parent, or other Voting Stock into which the Voting Stock of IR Parent is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;
3)the first day on which the majority of the members of the board of directors of IR Parent cease to be Continuing Directors;
4)IR Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, IR Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of IR Parent or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of IR Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

5)the adoption of a plan relating to the liquidation or dissolution of IR Parent; or
6)the failure of IR Parent to own, directly or indirectly, at least 51% of the Voting Stock of the Company.
Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (2) above if (i) IR Parent becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the shares of the Voting Stock of IR Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.
“Change of Control Triggering Event” means, with respect to the Senior Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to the Senior Notes. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Continuing Director” means, as of any date of determination, any member of the board of directors of IR Parent who: (1) was a member of such board of directors on the date of the issuance of the Senior Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.
“Investment Grade” means (1) a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); (2) a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and (3) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s and the Guarantors’ control, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by IR Global as a replacement agency for Moody’s, S&P or Fitch, or any of them, as the case may be, with respect to making a rating of the Senior Notes.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Section 209.    Amendments or Supplements Without Consent of Holders. In addition to any permitted amendment or supplement to the Indenture pursuant to Section 901 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Senior Notes without notice to or the consent of any Holder of the Senior Notes:
(15) to conform this Fifth Supplemental Indenture and the form or terms of the Senior Notes to the section entitled “Description of the Notes” as set forth in the final prospectus supplement related to the offering and sale of the Senior Notes dated March 19, 2019;
(16) to add guarantees with respect to the Senior Notes;

(17) to provide for the issuance of additional Senior Notes in accordance with the Indenture and this Fifth Supplemental Indenture; or

(18) to amend the provisions of the Indenture and this Fifth Supplemental Indenture relating to the transfer and legending of the Senior Notes, including, without limitation, to facilitate the issuance and administration of the Senior Notes; provided that compliance with the Indenture and this Fifth Supplemental Indenture as so amended would not result in the Senior Notes being transferred in violation of the Securities Act of 1933, as amended, or any applicable securities law.

Section 210.    Legend. The following legends shall appear on the face of all Global Securities and Definitive Securities issued under this Fifth Supplemental Indenture and the Indenture unless specifically stated otherwise in the applicable provisions of this Fifth Supplemental Indenture and the Indenture:
“THIS GLOBAL SECURITY IS HELD BY THE U.S. DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR U.S. DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE U.S. DEPOSITARY TO A NOMINEE OF THE U.S. DEPOSITARY OR BY A NOMINEE OF THE U.S. DEPOSITARY TO THE U.S. DEPOSITARY OR ANOTHER NOMINEE OF THE U.S. DEPOSITARY OR BY THE U.S. DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR U.S. DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR U.S. DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN

AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

ARTICLE THREE
MISCELLANEOUS
Section 301.    Execution as Supplemental Indenture. This Fifth Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Fifth Supplemental Indenture forms a part thereof.
Section 302.    Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fifth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provisions shall control.
Section 303.    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 304.    Separability. In case any provision in this Fifth Supplemental Indenture or in any Senior Note or related Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 305.    The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.
Section 306.    Governing Law. This Fifth Supplemental Indenture, the Senior Notes and the related Guarantees shall be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the application of article 470-1 to 470-19 (inclusive) of the Luxembourg law dated August 10, 1915 on commercial companies, as amended, is expressly excluded.
Section 307.    Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 308. Additional Guarantors. If at any time there is more than one Guarantor in respect of the Senior Notes, then each such Guarantor shall be deemed to Guarantee the Senior Notes jointly and severally with each other such Guarantor, and any reference in the Indenture and this Fifth Supplemental Indenture to “the Guarantor” shall be deemed to be a reference to each such Guarantor.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

INGERSOLL-RAND LUXEMBOURG FINANCE S.A.

By: /s/ Jeffrey Tallyen
Name: Jeffrey Tallyen
Title: Class A Director

By: /s/ Timea Orosz
Name: Timea Orosz
Title: Class B Director

INGERSOLL-RAND PUBLIC LIMITED COMPANY

By: /s/ Richard E. Daudelin
Name: Richard E. Daudelin
Title: Treasurer

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

By: /s/ Scott R. Williams
Name: Scott R. Williams
Title: Assistant Treasurer

INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.À R.L

By: /s/ Pascal Campaignolle
Name: Pascal Campaignolle
Title: Class A Manager

By: /s/ Mark Lee
Name: Mark Lee
Title: Class B Manager

Fifth Supplemental Indenture – Senior Notes

INGERSOLL-RAND IRISH HOLDINGS UNLIMITED COMPANY

By: /s/ Christopher Donohoe
Name: Christopher Donohoe
Title: Director

INGERSOLL-RAND COMPANY

By: /s/ Scott R. Williams
Name: Scott R. Williams
Title: Assistant Treasurer

Fifth Supplemental Indenture – Senior Notes

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By: /s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

Fifth Supplemental Indenture – Senior Notes

EXHIBIT A-1
Form of 3.800% Senior Notes due 2029

[Global Security Legend]

THIS GLOBAL SECURITY IS HELD BY THE U.S. DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR U.S. DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE U.S. DEPOSITARY TO A NOMINEE OF THE U.S. DEPOSITARY OR BY A NOMINEE OF THE U.S. DEPOSITARY TO THE U.S. DEPOSITARY OR ANOTHER NOMINEE OF THE U.S. DEPOSITARY OR BY THE U.S. DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR U.S. DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR U.S. DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.	CUSIP No. _____
$ _____

INGERSOLL-RAND LUXEMBOURG FINANCE S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 189791 (herein called the “Company”, which term includes any successor company under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[_______] ([_______] DOLLARS)

A-1-1

[, as it may be increased or decreased as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto,] on March 21, 2029, and to pay interest thereon from and including March 21, 2019 (the “Original Issue Date”), or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on March 21 and September 21 in each year, commencing September 21, 2019, at the rate per annum provided in the title hereof, until the principal hereof is paid or made available for payment.
The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 6 or September 6 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Interest shall be computed on the basis of a year of twelve 30-day months.
Payment of the principal of (and premium, if any, on) and interest, if any, on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in coin or currency of the United States of America, provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of or funds transferred to the person entitled thereto as such address shall appear in the Security Register.
REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[Remainder of page left intentionally blank.]

A-1-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered on the date first written above.

INGERSOLL-RAND LUXEMBOURG FINANCE S.A.

By__________________________
Name:
Title:

A-1-3

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By__________________________
Authorized Signatory

A-1-4

(Reverse of Note)
INGERSOLL-RAND LUXEMBOURG FINANCE S.A.
3.800% Senior Notes due 2029

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 21, 2018, as supplemented (herein called the “Indenture”), among the Company, Ingersoll-Rand plc, Ingersoll-Rand Global Holding Company Limited, Ingersoll-Rand Lux International Holding Company S.à r.l., Ingersoll-Rand Irish Holdings Unlimited Company and Ingersoll-Rand Company (herein called the “Guarantors”, which term includes any successor guarantor under the Indenture) and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to [__________].
The Securities of this series are subject to redemption upon not less than 30 or more than 60 days’ notice delivered electronically or by mail to the Holders of such Securities at their addresses in the Security Register for such series or otherwise in accordance with the procedures of the U.S. Depositary, at any time and from time to time, prior to December 21, 2028, as a whole or in part, at the election of the Company, at a Redemption Price equal to the greater of:
(a)    100% of the principal amount of the Securities to be redeemed, or
(b)    as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due if such series of Securities matured on the Par Call Date (as defined below) (except that if the Redemption Date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to the Redemption Date, discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Adjusted Treasury Rate (as defined below) plus 20 basis points, plus, in the case of each of clauses (a) and (b), accrued and unpaid interest on the principal amount of the Securities to be redeemed to, but not including, the Redemption Date.
The Securities of this series are subject to redemption upon not less than 30 or more than 60 days’ notice delivered electronically or by mail to the Holders of such Securities at their addresses in the Security Register for such series or otherwise in accordance with the procedures of the U.S. Depositary, in whole or in part at any time and from time to time on or after December 21, 2028, at a Redemption Price equal to 100% of the principal amount of the notes to

A-1-5

be redeemed, plus accrued and unpaid interest on the principal amount of the Securities to be redeemed to, but not including, the Redemption Date.
Unless the Company defaults in payment of the Redemption Price, interest will cease to accrue on the Securities or portions of the Securities called for redemption on and after the Redemption Date.
“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities (assuming, for purposes of this definition, that such Securities matured on the Par Call Date).
“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of the Reference Treasury Dealer Quotations so received.
“Par Call Date” means December 21, 2028.
“Quotation Agent” means Goldman Sachs & Co. LLC.
“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by the Quotation Agent.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.
In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

A-1-6

Any Payor may elect to redeem the outstanding Securities, in whole but not in part, at any time, upon not less than 30 nor more than 60 days’ prior written notice delivered electronically or mailed by first-class mail to the registered address of each Holder of the Securities or otherwise in accordance with the procedures of the U.S. Depositary, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date fixed for redemption (a “Tax Redemption Date”), and Additional Amounts, if any, then due or becoming due on the Tax Redemption Date in the event (i) such Payor is, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts or indemnification payments (other than in respect of documentary taxes) as a result of (A) a change or amendment in the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or (B) any change or amendment in the application, administration or interpretation of such laws, treaties, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction); which change or amendment, in either case, is announced or becomes effective after the date hereof (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a later date, after such later date) (each of the foregoing in clauses (A) and (B), a “Change in Tax Law”); and (ii) the Company has determined in its business judgment that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company.
Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which such Payor would, but for such redemption, be obligated to make such payment or withholding or later than 90 days after such Payor is first obligated to make such payment or withholding. Prior to the delivery or mailing of any notice of redemption of the Securities pursuant to the foregoing, such Payor shall deliver to the Trustee (1) a certificate signed by a duly authorized officer stating that such Payor is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of such Payor to so redeem have occurred and (2) an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to in clause (i) in the first sentence of the previous paragraph exist, and the Trustee shall accept such certificate and such opinion as sufficient evidence of the satisfaction of the conditions precedent above, which acceptance shall then be conclusive and binding on the Holders of Securities.
The Company will be required to redeem the Securities of this series at a Redemption Price equal to 101% of the aggregate principal amount of the Securities, plus accrued and unpaid interest from the date of initial issuance or the most recent interest payment date to but excluding the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) (the “Special Mandatory Redemption Price”) if the acquisition (the “Acquisition”) of PFS Systems by IR Parent is not completed, or IR Parent’s offer is terminated, on or before January 31, 2020.
If the Company is required to redeem the Securities of this series pursuant to this special mandatory redemption, the Company shall cause the notice of redemption to be delivered electronically or by mail to the Holders of such Securities at their addresses in the Security

A-1-7

Register for such series or otherwise in accordance with the procedures of the U.S. Depositary, with a copy to the trustee, by the earlier of (1) January 29, 2020, if the Acquisition has not been completed by that date, or (2) five business days after the occurrence of the event that requires the Company to redeem such series of Securities. Unless the Company defaults in payment of the Redemption Price, interest shall cease to accrue on the Securities on and after the Special Mandatory Redemption Date.
“Special Mandatory Redemption Date” means the earlier to occur of (i) January 31, 2020 if IR Parent has not completed the proposed Acquisition on or prior to January 31, 2020, or (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of IR Parent’s offer for any reason.
The Securities of this series are subject to redemption upon the occurrence of a Change of Control Triggering Event. Unless the Company has exercised its right to redeem this Security in full as described above, the Indenture provides that each Holder of the Securities of this series will have the right to require the Company to purchase all or a portion of such Holder’s Securities of this series pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Securities of this series on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by electronic delivery or first class mail or otherwise in accordance with the procedures of the U.S. Depositary, a notice to each Holder of the Securities of this series, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is delivered or mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if delivered or mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
Holders electing to have Securities purchased pursuant to a Change of Control Offer will be required to surrender their Securities, with the form below entitled “Option of Holder to Elect Purchase” completed, to the paying agent at the address specified in the notice, or transfer their Securities to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
On the Change of Control Payment Date, the Company will, to the extent lawful:

1.
accept for payment all Securities of this series (or portions of Securities of this series) properly tendered pursuant to the Change of Control Offer; provided that the unpurchased portion of any Security of this series must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof;

A-1-8

2.
deposit with the paying agent an amount equal to the aggregate payment in respect of all Securities of this series (or portions of Securities of this series) properly tendered pursuant to the Change of Control Offer; and

3.
deliver or cause to be delivered to the Trustee the Securities of this series properly accepted for purchase, together with an officer’s certificate stating the aggregate principal amount of Securities of this series (or portions of Securities of this series) being purchased.

The paying agent will promptly mail to each Holder of properly tendered Securities the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder new Securities equal in principal amount to any unpurchased portion of any Securities surrendered; provided that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all properly tendered Securities of this series not withdrawn under its offer.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Securities of this series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities of this series, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities of this series by virtue of such conflict.
For purposes of the Change of Control Offer provisions of the Securities, the following terms will be applicable:
“Below Investment Grade Rating Event” means the Securities of this series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by IR Parent of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the Securities is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Securities below Investment Grade or (y) publicly announces that it is no longer considering the Securities for possible downgrade; provided, that no such extension will occur if on such 60th day the Securities are rated Investment Grade not subject to review for possible downgrade by any Rating Agency).
“Change of Control” means the occurrence of any one of the following:

A-1-9

1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IR Parent and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than to IR Parent or one of its subsidiaries;

2)
the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of IR Parent, or other Voting Stock into which the Voting Stock of IR Parent is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

3)	the first day on which the majority of the members of the board of directors of IR Parent cease to be Continuing Directors;

4)
IR Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, IR Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of IR Parent or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of IR Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

5)	the adoption of a plan relating to the liquidation or dissolution of IR Parent; or

6)	the failure of IR Parent to own, directly or indirectly, at least 51% of the Voting Stock of the Company.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) IR Parent becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the shares of the Voting Stock of IR Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Continuing Director” means, as of any date of determination, any member of the board of directors of IR Parent who: (1) was a member of such board of directors on the date of the issuance of the Securities of this series; or (2) was nominated for election or elected to such

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board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.
“Investment Grade” means (1) a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); (2) a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and (3) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s and the Guarantors’ control, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Moody’s, S&P or Fitch, or any of them, as the case may be, with respect to making a rating of the Securities of this series.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Security and (b) certain restrictive covenants upon compliance by the Company with certain conditions set forth therein.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding of all series to be affected, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and/or the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be

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conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest, if any, on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any, on) and interest, if any, on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Guarantors, the Trustee or any such agent shall be affected by notice to the contrary.
No recourse for the payment of the principal of (and premium, if any, on) or interest, if any, on this Security or any Guarantee endorsed hereon, or for any claim based hereon or thereon or otherwise in respect hereof or thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in the Indenture or in any indenture supplemental thereto, or in any Security or in any Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any Guarantor or of any successor corporation, either directly or through the Company or any Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

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THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event that a provision of this Security conflicts with the Indenture, the terms of the Indenture will govern.

Option of Holder to Elect Purchase
If you want to elect to have this Security purchased by the Company pursuant to Section 208 of the Fifth Supplemental Indenture, check the box below:

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 208 of the Fifth Supplemental Indenture, state the amount you elect to have purchased:
$___________
Date:_______________
Your Signature:
(Sign exactly as your name
appears on the face of this
Security)

Tax Identification No.:

Signature Guarantee:** ________________________

________________
**	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $______. The following exchanges of a part of this Global Note for an interest in another Global Note or for a
Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this
Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount	Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*This schedule should only be included if the Senior Notes are issued in global form.

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EXHIBIT A-2

Form of Guarantee to 3.800% Senior Notes due 2029

For value received, each of Ingersoll-Rand plc, a company duly organized and existing under the laws of Ireland, Ingersoll-Rand Global Holding Company Limited, a corporation incorporated in Delaware, Ingersoll-Rand Lux International Holding Company S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 182971, Ingersoll-Rand Irish Holdings Unlimited Company, an Irish private limited company and Ingersoll-Rand Company, a corporation incorporated in New Jersey (each herein called a “Guarantor”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby irrevocably and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee for itself and on behalf of each such Holder the due and punctual payment of the principal of (and premium, if any, on) and interest on such Security and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein, and all other amounts owed under the Indenture, all in accordance with and subject to the terms and limitations of the Security on which this Guarantee is endorsed and Article Thirteen of the Indenture. In case of the failure of Ingersoll-Rand Luxembourg Finance S.A., a Luxembourg public company limited by shares (société anonyme) (herein called the “Company”, which term includes any successor Person under such Indenture), promptly to make any such payment of principal (and premium, if any) or interest or any such sinking fund or analogous payment, each Guarantor hereby agrees to cause any such payment to be made promptly when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company, subject to the terms and limitations of Article Thirteen of the Indenture.
Each such Guarantor shall be deemed to Guarantee the Security jointly and severally with each other such Guarantor.
This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.
All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.
THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Executed and delivered on this [___] day of [_______], 2019.

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Ingersoll-Rand plc

By __________________________
Name:
Title:

Ingersoll-Rand Global Holding Company Limited

By __________________________
Name:
Title:

Ingersoll-Rand Lux International Holding Company S.à r.l.

By__________________________
Name:
Title:

Ingersoll-Rand Company

By__________________________
Name:
Title:

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